Exhibit 10.13

January 6,2003	[GRAPHIC]
Grier C. Raclin

Dear Grier:

We are pleased to extend to you an offer of employment for the position of Executive Vice President and General Counsel for SAVVIS Communications Corporation (“SAVVIS”) based in St. Louis, MO and Herndon, VA and reporting to the Office of the Chairman consisting of John M. Finlayson, President and Chief Operating Officer and Robert McCormick, Chairman and Chief Executive Officer. You will also be named Corporate Secretary for SAVVIS.

Your annual salary is $245,000, payable semi-monthly. You will also be eligible for an annual bonus of up to 100% of your base salary. In 2003 and 2004, 50% of the bonus will be based on individual MBOs and 50% based on corporate success against EBITDA targets (exact formula to be decided within 30 days). From 2005 forward, 25% of the bonus will be based on individual MBOs and 75% based on corporate success against EBITDA targets. You will be guaranteed a minimum bonus payment for 2003 of 70%. In addition, SAVVIS will cover the actual cost of your moving expenses (estimated at $50,000) from your home in Chevy Chase, MD to St. Louis, MO. This relocation amount is fully recoverable if you should leave before January 1, 2004. Your intended start date is January 1, 2003.

We will recommend to the SAVVIS Board of Directors that you will be granted options to purchase 1,000,000 shares of SAVVIS common stock. These options will be granted as follows: 750,000 as a new hire grant and 250,000 approximately on the first anniversary of your employment. The options will be granted on such terms and conditions and at such price as approved by the Board of Directors; however, the new hire grant price will be the better of the following: the price on January 2, 2003 or the average price for the month of December 2002. Also the grant of 250,000 will vest over 3 years vs. the grant of 750,000, which will vest over 4 years. These options will not be taken into consideration in connection with the potential award of other options is 2003 or later years. All granted options would immediately vest upon change in control of the company. (Change in control is defined as a company other than WCAS taking ownership of more than 50% of the voting shares in the Company). You will be given a copy of the SAVVIS Stock Option Plan and Employee Non-Qualified Stock Option Agreement at the time of the award. SAVVIS will gross you up for any “parachute” taxes under IRS Section 4999 as a result of any such change of control.

Additionally, you shall be entitled to participate in such employee benefit programs as are maintained by the Company. The SAVVIS standard benefit package is outlined in detail in the new employee packet that will be provided to you under separate cover.

You will receive severance benefits at a level not less than those received by other similarly situated senior executive employees of SAVVIS, subject to the terms and conditions set forth in the Company’s standard executive employment agreement, which we will provide to you at a later date. These benefits will include lump-sum payment of cash severance amounts (including three months’ notice), and will include the accelerated vesting of all options previously granted to you in the event a party other than a Welsh Carson affiliate comes to own more than 50% of the voting shares in the Company, or if you are terminated at any time for other than Cause or performance reasons.

This letter is not a contract of employment. Employment with SAVVIS Communications is at-will, and either you or SAVVIS Communications may terminate the relationship at any time or for any reason. This offer is conditioned upon a satisfactory completion of reference checks.

On behalf of everyone at SAVVIS Communications Corporation, we are very excited about adding you to our team. I am confident that your contribution to SAVVIS’ success will be significant. Please acknowledge your acceptance by notifying me of your decision (703-234-8234).

Sincerely,	Accepted

/s/ Kristin Zeppelin	/s/ Grier C. Raclin

Kristin Zeppelin	Grier C. Raclin
Vice President, Human Resources	1/1/03
SAVVIS Communications Corporation	Date I will start work on 1/1/03